434 Fayetteville Street, Suite 600, Raleigh, NC 27601
Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:	Media:
David Waldman/Jody Burfening	Dawn Sullivan or Lisa Astor
Lippert/Heilshorn & Associates	Schwartz Communications
(212) 838-3777	(781) 684-0770
dwaldman@lhai.com	summus@schwartz-pr.com

SUMMUS CLOSES PRIVATE PLACEMENT LED BY LIBERTY ASSOCIATED PARTNERS

Proceeds to accelerate Direct-to-Consumer Portal Strategy

Raleigh, N.C. — November 22, 2005 —Summus, Inc. (OTCBB: SMMU), a leading provider of mobile media applications that optimize the consumer wireless experience, today announced that it completed a private placement of convertible debentures and warrants to two institutional investors for net proceeds of approximately $8.0 million. The lead investor in the private placement is Liberty Associated Partners, LP. In addition to Liberty, Rock Hill Investment Management, L.P., an existing investor in Summus, participated in the private placement. The proceeds will be used to accelerate the company’s direct-to-consumer strategy, including the upcoming launch of the company’s new mobile content portal in the first quarter of 2006.

"This financing provides us with additional funding to accelerate our direct-to-consumer portal strategy,” said Gary E. Ban, chief executive officer of Summus. “Right now, our number one priority is growing our market share through our core business on the carriers, as well as our new online strategy, which is designed to help us achieve a more rapid pace of growth towards profitability.”

“Over sixteen months ago, we made the strategic decision to develop and launch the industry’s most compelling consumer facing web portal for managing your mobile lifestyle,” continued Mr. Ban. “We recently launched the Beta version of our new mobile content portal and are planning the official launch in early 2006. Our direct-to-consumer mobile portal opens new opportunities to gain broader distribution by marketing our own premium content and applications, plus it allows us to distribute and promote the content from third-party publishers in the areas of games, ringtones, and other personalization products. We can also offer creative pricing and bundles of content that mobile consumers are eagerly requesting. The unique content and advanced features of the portal will clearly differentiate our offering from competitors.”

”We are attracted by the growth potential in the mobile media market,” said David J. Berkman, Managing Partner of Liberty Associated Partners. “We believe that Summus can be a platform to capture a significant portion of that growth, and our investment will allow them to realize that potential more quickly.”

The securities issued in the private placement consisted of $8,000,000 of Summus’ 6% Senior Secured Convertible Debentures that are convertible into 4,000,000 shares of Summus’ common stock. In connection with this private placement, Summus also issued warrants to purchase additional shares of Summus’ common stock, including a a short-term warrant to invest up to another $4,000,000 in Summus. The complete details of this private placement in Summus are set forth in its Current Report on Form 8-K filed today with the Securities and Exchange Commission by Summus.

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC 27601

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is obligated to register the resale of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants.

About Liberty Associated Partners

Liberty Associated Partners, LP is a private investment partnership focusing on investments in communications, media, Internet and related technology companies. Liberty Associated is managed by Associated Group, LLC, whose principals have extensive experience investing in, advising and operating emerging and established companies in numerous industries, including cable, local telecommunications, power line communications, Internet, radio and wireless communications and wireless location systems.

About Summus
Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 32 mobile phone applications deployed through 45 major wireless carriers or distribution partners in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com